                                                                   EXHIBIT 4.2.1

                           CERTIFICATE OF DESIGNATION

                            VALERO ENERGY CORPORATION

                           CERTIFICATE OF DESIGNATION
                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                  We, the undersigned, John D. Gibbons, Executive Vice President and Chief Financial Officer, and Jay D. Browning, Vice President and Corporate Secretary of Valero Energy Corporation, a Delaware corporation (herein called the "corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, do hereby make this Certificate of Designation and do hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the corporation by the Restated Certificate of Incorporation, the Board of Directors, at a meeting thereof duly called and held on March 20, 2003, at which meeting a quorum was present, appointed a special committee of directors (the "Special Committee") to designate the terms of an issue of preferred stock of the corporation in connection with a proposed acquisition by the corporation approved at such meeting and pursuant to a meeting of the Special Committee held on April 23, 2003, the Special Committee duly adopted the following resolutions providing for the issuance of a series of shares of Preferred Stock as hereinafter referred to, and further providing for the powers, designations, preferences and relative, participating, optional or other special rights thereon, and the qualifications, limitations or restrictions thereof, in addition to those set forth in said Restated Certificate of Incorporation, all in accordance with the provisions of Section 151 of the General Corporation Law of the State of
Delaware:

                  RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the corporation by the provisions of the Restated Certificate of Incorporation of the corporation, as amended, out of the authorized but unissued shares of Preferred Stock of the corporation, this corporation hereby creates a series of the Preferred Stock, par value $.01 per share, of the corporation, and authorizes the issuance thereof, and hereby fixes the powers, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Restated Certificate of Incorporation of the corporation, as amended, which are applicable to Preferred Stock of all series) as follows:

                    2% MANDATORY CONVERTIBLE PREFERRED STOCK

1. Designation and Amount. The designation of the series of Preferred Stock created by this resolution shall be 2% Mandatory Convertible Preferred Stock (hereinafter called the "Preferred Stock"), and the number of shares constituting such series shall initially be 10 million shares with a stated value of $25.00 per share. The number of authorized but unissued shares of Preferred Stock may be reduced by further resolution duly adopted by the Board of Directors of the corporation or a duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such

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2.       reduction has been so authorized, but the number of authorized shares of Preferred Stock shall not be increased.

3.       Dividend.

                  (a) The holders of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of the funds of the corporation legally available therefor, dividends in cash at the rate per annum of $0.50 per share. Dividends on the Preferred Stock, will accrue from the date of original issuance and will be paid (when and as declared by the Board of Directors of the corporation) quarterly, in arrears, on the last day of each March, June, September and December (each, a "Dividend Payment Date"), commencing on September 30, 2003, except that if such Dividend Payment Date is not a business day, then such dividend shall be payable on the first immediately succeeding business day (as used herein, the term "business day" shall mean any day except a Saturday, Sunday or day on which banking institutions are legally authorized to close in the City of New York). The first dividend on the Preferred Stock paid on the last day of the calendar quarter during which the Preferred Stock is issued will reflect an accrual of dividends from the date of issuance to the end of such quarter at the annual dividend rate. The amount of dividends payable on each share of Preferred Stock for each full quarterly period thereafter shall be computed by dividing the annual dividend rate by four. The amount of dividends payable for any other period that is shorter or longer than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Notwithstanding the foregoing and subject to the following sentence, dividends on the Preferred Stock shall be non-cumulative, shall not accrue and shall not be payable with respect to any calendar quarter (a "Non-Accruing Quarter") in any calendar year if between the first day of such calendar quarter and the last day of such calendar quarter the Board of Directors shall not have declared a dividend on the Common Stock. If the Board of Directors announces a change in dividend policy to suspend quarterly dividends and pay dividends on a semiannual or annual basis, any dividend that would have otherwise accrued on the Preferred Stock during any Non-Accruing Quarter in the period covered by such policy but for the operation of the immediately preceding sentence shall accrue and shall become payable in accordance with the terms of this Certificate of Designation. Each such dividend shall be paid to the holders of record of shares of the Preferred Stock as they appear on the stock register of the corporation on the first business day of the calendar month in which the applicable Dividend Payment Date falls. Dividends in arrears on any Preferred Stock not declared for payment or paid on any Dividend Payment Date (or, as applicable, next business day) may be declared by the Board of Directors of the corporation and paid on any date fixed by the Board of Directors of the corporation, whether or not a Dividend Payment Date (or, as applicable, the next business day) to the holders of record of the shares of Preferred Stock as they appear on the stock register of the corporation on such record date, not exceeding 30 days preceding the payment date thereof, as shall be fixed by the Board of Directors of the corporation.

                  (b) If all accrued but unpaid dividends on the Preferred Stock have not been declared and paid or irrevocably set apart for payment when due, then the corporation shall not (i) declare or pay any dividend on any Dividend Pari Passu Security or

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         Dividend Junior Security (each as defined below), (ii) redeem, purchase, retire or otherwise acquire for consideration shares of any Dividend Junior Security (or rights, options or warrants to purchase such Dividend Junior Security), other than (w) purchases or acquisitions of shares of any Dividend Junior Security in connection with any employee benefit or incentive plan, including the purchase of Common Stock to prevent dilution of outstanding Common Stock in the administration of such plans, (x) as a result of a reclassification of any Dividend Junior Security or the exchange or conversion of one class or series of any Dividend Junior Security for another class or series of any Dividend Junior Security, (y) redemptions or purchases of any Preference Share Purchase Rights (as defined below) or the declaration and payment of a dividend or distribution of similar share purchase rights in the future or (z) the purchase of fractional interests in shares of any Dividend Junior Security pursuant to the conversion or exchange provisions of such Dividend Junior Security, (iii) redeem, purchase, retire or otherwise acquire for consideration any Dividend Pari Passu Security (or rights, options or warrants to purchase such Dividend Pari Passu Security) or (iv) permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, pursuant to the foregoing, purchase or otherwise acquire such shares at such time and in such manner. The preceding sentence, however, shall not apply to, or prohibit (i) dividends or distributions of any Preference Share Purchase Rights, (ii) dividends or distributions of similar share purchase rights in the future, (iii) dividends or distributions in shares of Common Stock or another class or series of capital stock of the corporation that is junior to the Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding-up of the corporation or (iv) dividends, distributions, redemptions and other payments under the Premium Equity Participating Security Units and the Trust Originated Preferred Securities issued by subsidiaries of the corporation and outstanding on the date of the issuance of the Preferred Stock. The term "Dividend Pari Passu Security" means any preference stock or preferred stock or other capital stock of the corporation ranking pari passu with the Preferred Stock as to the payment of dividends. "Dividend Junior Security" means Common Stock and any other class or series of capital stock of the corporation ranking junior to the Preferred Stock as to the payment of dividends.

4. Redemption. The shares of Preferred Stock are not redeemable by the corporation.

5.       Regarding Voting Rights.

                  (a) The holders of the Preferred Stock shall not, except as otherwise provided by subsections (b) or (c) of this Section 4 or as required by law or as set forth in the Restated Certificate of Incorporation of the corporation, have any right or power to vote on any question or in any proceeding or to be represented at or to receive notice of any meeting of stockholders. Except as otherwise provided in subsection (b) of this Section 4, on any matters on which the holders of the Preferred Stock shall be entitled to vote, they shall be entitled to one vote for each share held.

                  (b) Each holder of shares of Preferred Stock shall have a number of votes per share of Preferred Stock as to all matters voted upon by the holders of Common Stock

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

         equal to the Voting Ratio in effect on the record date for determining the holders of Common Stock entitled to vote on such matters, and shall be entitled to vote on all such matters together with the holders of the Common Stock, and together with the holders of any other classes or series of stock who are entitled to vote thereon and, except as provided in subsection (c), not as a separate class. The "Voting Ratio," in effect on a particular date, shall mean the Conversion Ratio that would have been in effect if the Conversion Date occurred on such date.

                  (c) So long as any shares of Preferred Stock remain outstanding, the approval of the holders of at least two-thirds of the outstanding shares of Preferred Stock voting together as a separate class, given in person or by proxy, at any special or annual meeting called for such purpose, or by written consent as permitted by applicable law and the Restated Certificate of Incorporation and Bylaws of the corporation, shall be necessary to permit, effect or validate any amendment, alteration or repeal, by merger or otherwise, of any of the provisions of the Restated Certificate of Incorporation or of this Certificate of Designation which would adversely affect any power, preference or special right of the Preferred Stock provided that such an adverse effect shall not be deemed to have occurred solely as a result of the authorization, designation or issuance of any class of equity security.

6. Priority in Event of Dissolution. In the event of any liquidation, dissolution, or winding up of the affairs of the corporation, after payment or provision for payment of the debts and other liabilities of the corporation, the holders of the Preferred Stock shall be entitled to receive, out of the remaining assets of the corporation, the amount of $25.00 in cash for each share of Preferred Stock, plus in each case an amount equal to all dividends accrued and unpaid on each such share (whether or not declared) up to the date fixed for distribution, before any distribution shall be made to the holders of the Common Stock or to the holders of any other class of stock ranking junior to the Preferred Stock as to distribution of assets upon the liquidation, dissolution or winding up of the affairs of the corporation. If upon any liquidation, dissolution or winding up of the affairs of the corporation, the assets distributable among the holders of Preferred Stock shall be insufficient to permit the payment in full to the holders of all of the Preferred Stock of all preferential amounts payable to all such holders, then the entire assets of the corporation thus distributable shall be distributed ratably among the holders of the Preferred Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

7.       Conversion.

                  (a) On July 1, 2006 (the "Conversion Date"), each share of Preferred Stock will be automatically converted (unless previously converted at the option of the holder of such Preferred Stock in accordance with Section 6(b) or a Change of Control Early Conversion has occurred in accordance with Section 6(c)) into (i) the number of shares of Common Stock, $.01 par value, of the corporation ("Common Stock") as provided below and (ii) the right to receive an amount in cash equal to all accrued and unpaid dividends on such share of Preferred Stock to and including the day immediately prior to the Conversion Date, whether or not earned or declared, out of funds legally available therefor provided, that for purposes of this clause
         (ii) any dividends that would have

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

         been accrued and unpaid as of the Conversion Date in respect of the quarter in which the Conversion Date occurs but for the fact that the corporation shall not have declared a dividend on the Common Stock during such quarter and prior to the Conversion Date, such dividends shall be treated as accrued and unpaid unless prior to the Conversion Date the corporation shall have publicly announced an intention to not declare a dividend on the Common Stock during such quarter. The number of shares of Common Stock to be received for each share of Preferred Stock (the "Conversion Ratio") shall be based on the Applicable Market Value in accordance with the following table, in each case subject to adjustment as provided in this Section 6:

                                                                  Conversion Ratio
                                                             ---------------------------
                                                             Shares of Common Stock for
      Applicable Market Value                               each share of Preferred Stock
---------------------------------------                     -----------------------------
(1)   Less than or equal to $37.37                                      .6690

(2)   Greater than $37.37 but less than                                $25.00
      or equal to  $50.45                                      -----------------------
                                                               Applicable Market Value
(3)   Greater than $50.45                                               .4955

                  Subject to any adjustment pursuant to this Section 6, the "Applicable Market Value" means the average of the Closing Prices (as defined in subsection (j) below) per share of Common Stock on each of the twenty (20) consecutive Trading Days (as defined in subsection (j) below) ending on the second Trading Day immediately preceding the Conversion Date or the applicable Change of Control Early Conversion Date (as defined herein) as the case may be.

                  (b) Each share of Preferred Stock is convertible, at the option of the holder thereof ("Optional Conversion"), at any time or from time to time, before the Conversion Date into a number of shares of Common Stock equal to the conversion ratio set forth in clause (3) of the definition of Conversion Ratio (as may be adjusted pursuant to this Section 6) (the "Optional Conversion Ratio"). Optional Conversion of shares of Preferred Stock may be effected by delivering written notice of conversion and the certificates and instruments required by subsection (d) to the office of the corporation set forth in subsection
         (d). Each Optional Conversion shall be deemed to have been effected immediately before the close of business on the date on which the foregoing requirements shall have been satisfied. The Optional Conversion shall be at the Optional Conversion Ratio in effect at such time and on such date. Holders of shares of Preferred Stock at the close of business on the record date for any payment of declared dividends shall be entitled to receive the dividend payable on such share of Preferred Stock on the corresponding dividend payment date notwithstanding the Optional Conversion of such shares of Preferred Stock following such record date and on or prior to such dividend payment date. Except as provided above, upon any Optional Conversion of shares of Preferred Stock, the corporation shall make no payment of or allowance for unpaid dividends, whether or not in arrears, on such shares of Preferred Stock as to which

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

         Optional Conversion has been effected or for previously declared dividends or distributions on the shares of Common Stock issued upon Optional Conversion.

                  (c) Upon a Change of Control (as defined below) that is not a Common Stock Transaction (as defined below) and that occurs no later than the fifth business day immediately preceding the Conversion Date, each holder of Preferred Stock shall have the right, at the holder's option, for a period of 30 days after the mailing of a notice by the corporation to the holders of the Preferred Stock pursuant to this subsection (c) that a Change of Control has occurred, to convert all or any portion of such holder's shares of Preferred Stock (a "Change of Control Early Conversion") into Common Stock (or other securities or property pursuant to an adjustment to the Conversion Ratio including in respect of such Change of Control) at the Conversion Ratio in effect (after giving effect to any adjustments in respect of such Change of Control) on the effective date of such conversion (the "Change of Control Early Conversion Date"). Within 20 days after the occurrence of the Change of Control, the corporation shall mail written notice to each holder of Preferred Stock of the occurrence of the Change of Control, which notice shall be made by certified or registered mail and shall specify the deadline for submitting a notice of an election to convert pursuant to this subsection (c), the date on which such Change of Control shall have occurred, the applicable Conversion Ratio and the amount per share of Preferred Stock or cash, securities and other consideration receivable by the holder upon conversion if an election is made pursuant to the immediately preceding sentence. In addition, if a holder of Preferred Stock effects a Change of Control Early Conversion of some or all of such holder's Preferred Stock, such holder shall be entitled to receive, on the Change of Control Early Conversion Date, the aggregate amount of any accrued and unpaid dividends to and including the day immediately prior to the Change of Control Early Conversion Date on such shares of Preferred Stock that are so converted, whether or not earned or declared, out of funds legally available therefor. The Change of Control Early Conversion of shares of Preferred Stock may be effected by delivering written notice of conversion and certificates and instruments required by subsection (d) to the office of the corporation as set forth in subsection (d). Each Change of Control Early Conversion shall be deemed to have been effected immediately before the close of business on the date on which the foregoing requirements shall have been satisfied.

                  "Change of Control" means any of the following events: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the corporation and its subsidiaries taken as a whole to any "person" or group of related persons (a "Group") (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")); (ii) the consummation of any transaction (including, without limitation, any purchase, sale, acquisition, disposition, merger or consolidation) the result of which is that any "person" or Group becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of more than 50% of the aggregate voting power of all classes of capital stock of the corporation having the right to elect directors under ordinary circumstances; (iii) any consolidation or merger of the corporation with or into another corporation (other than a merger or consolidation in which the Common Stock outstanding

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

         immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the corporation or another entity except an entity created for such transaction in which each share of Common Stock is converted into one share of common stock of such entity) or (iv) the adoption of a plan relating to the liquidation or dissolution of the corporation.

                  "Common Stock Transaction" means any transaction in which more than 50% of the value (as determined in good faith by the Board of Directors of the corporation) of the consideration received by holders of the Common Stock consists of common stock that for each of the ten consecutive Trading Days prior to the effective date of the transaction has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market.

                  (d) As promptly as practicable following the Conversion Date or, in the case of an Optional Conversion or a Change of Control Early Conversion, after the surrender of a certificate representing shares of Preferred Stock which have been converted to the corporation at the principal offices of the corporation located at One Valero Place, San Antonio, Texas 78212, Attention: Shareholder Services Department (or at such other place as the corporation shall hereafter designate in writing to the registered holders of the Preferred Stock), accompanied by a written instrument in form reasonably satisfactory to the corporation duly executed by the registered holder or his duly authorized legal representative specifying the name or names (with address) in which the Common Stock is to be issued, the corporation shall deliver or cause to be delivered at the offices set forth above to or upon the written order of the holder of such shares of Preferred Stock so surrendered a certificate or certificates representing the number of fully paid and nonassessable shares of Common Stock or other cash, securities or property into which such shares of Preferred Stock have been converted in accordance with the provisions of this Section
         6. Conversion shall be deemed to have been made immediately prior to the close of business on the Conversion Date or the date specified in subsection (b) and (c), as applicable, so that the rights of the holders of such shares as holders of Preferred Stock shall cease with respect to such shares at such time, and the person or persons entitled to receive the shares of Common Stock upon conversion of shares of Preferred Stock shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time. Except as otherwise expressly provided herein, no adjustments in respect of cash dividends on Common Stock or Preferred Stock shall be made upon the conversion of any shares provided that if a record date for dividends on the Preferred Stock shall have occurred prior to the close of business on the Conversion Date or such other date as the conversion is deemed to have been effected, holders of Preferred Stock shall be entitled to receive such dividend, irrespective of whether conversion of such Preferred Stock into Common Stock has occurred prior to such dividend payment date.

                  (e) If the corporation shall (i) pay a stock dividend or stock dividends or otherwise make a distribution or distributions on shares of its Common Stock in each case payable in shares of its Common Stock, (ii) subdivide outstanding shares of Common Stock into a larger number of shares, (iii) combine outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of shares of Common Stock any shares of capital stock of the corporation of any class or classes, the Conversion Ratio applicable prior to such action shall be adjusted so that the holder of any Preferred Stock thereafter surrendered for conversion shall be entitled to receive the Conversion Ratio in effect immediately prior to such action times the number and class or classes of shares of the capital stock of the corporation which a holder of one share of Common Stock would have owned or have been entitled to receive immediately after the happening of any of the events described above. An adjustment made pursuant to this subsection
         (e) shall become effective immediately after the record date for determination of stockholders entitled to receive such dividend or distribution in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

                  (f) In case the corporation shall issue rights or warrants to all holders of Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase shares of Common Stock at a price per share less than the then Current Market Price per share of Common Stock (as defined in subsection (j) below) at the record date mentioned below, the Conversion Ratio in effect immediately prior to such record date shall be increased by multiplying the Conversion Ratio applicable prior to such record date by a fraction, of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on such record date plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares so offered for subscription or purchase would purchase at such Current Market Price. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Conversion Ratio pursuant to this subsection (f), if any such right or warrant shall expire and shall not have been exercised, the Conversion Ratio shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the ratio which it would have been (but reflecting any other adjustments in the Conversion Ratio made pursuant to the provisions of this Section 6 after the issuance of such rights or warrants) had the adjustment of the Conversion Ratio made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

                  (g) In case the corporation shall distribute, by dividend or otherwise, to all holders of Common Stock evidences of its indebtedness, cash or other assets (excluding any dividend or distribution referred to in subsection (e) above and Excluded Dividends) or rights to subscribe (excluding those referred to in subsection (f) above) or if the Distribution Date (as defined below) with respect to the Preference Share Purchase Rights shall occur, then in each such case the Conversion Ratio shall be adjusted by multiplying the Conversion Ratio in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction, of which the numerator shall be the Current Market Price per share of Common Stock determined as of the record date mentioned above, and of which the denominator shall be such Current Market Price per share of the Common Stock less the then fair market value (as determined by the Board of Directors of the corporation in good faith, whose determination shall be conclusive if made in good faith and shall be described in a statement provided to all registered holders of Preferred Stock) of the portion of cash, other assets or evidences of indebtedness so distributed or such subscription rights or Preference Share Purchase Rights applicable to one share of the Common Stock. Such adjustment shall become effective immediately after the record date mentioned above. "Excluded Dividends" shall mean any quarterly cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of Common Stock in any fiscal quarter does not exceed the greater of (A) the amount per share of Common Stock of the immediately preceding quarterly cash dividend on the Common Stock to the extent that such preceding quarterly dividend did not require an adjustment of the Conversion Ratio pursuant to this subsection (g) (as adjusted to reflect subdivisions or combinations of Common Stock), and
         (B) 3.5% of the arithmetic average of the Closing Prices (as defined below) of the Common Stock during the ten consecutive Trading Days immediately prior to the date of declaration of such dividend.

                  (h) In case of a tender or exchange offer (other than any odd-lot tender offer) made by the corporation or any subsidiary of the corporation for all or any portion of the Common Stock and upon expiration of such tender or exchange offer, the corporation or its subsidiary shall be required to pay to the stockholders based on acceptance (up to any maximum specified in the terms of the tender or exchange offer) of Corporation Purchased Shares (as herein defined) any consideration, then if the sum of (i) the fair market value of the aggregate consideration to be paid in such tender offer or exchange offer (as determined by the Board of Directors of the corporation in good faith, whose determination shall be conclusive if made in good faith and shall be described in a statement provided to all registered holders of Preferred Stock) plus (ii) the aggregate of the cash plus the fair market value (as determined by the Board of Directors of the corporation in good faith, whose determination shall be conclusive if made in good faith and shall be described in a statement provided to all registered holders of Preferred Stock), as of the expiration of such tender or exchange offer, of consideration payable in respect of any other tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer), by the corporation or any subsidiary of the corporation for all or any portion of Common Stock expiring within the 12 months preceding the expiration of such tender or exchange offer and in respect of which no adjustment pursuant to this subsection (h) has been made, plus (iii) the aggregate amount of any distributions (other than regular quarterly cash dividends) to all holders of Common Stock made exclusively in cash within the 12 months preceding the expiration of such tender or exchange offer and in respect of which no adjustment pursuant to subsection (g) has been made, exceeds 15% of the product of the Current Market Price per share of Common Stock as of the last time (the "Corporation Expiration Time") tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended) times the number of shares of Common Stock outstanding (including any tendered shares but excluding treasury shares, if any) on the Corporation Expiration Time, the Conversion Ratio shall be increased so that the same shall equal the rate determined by multiplying the Conversion

         Ratio in effect immediately prior to the Corporation Expiration Time by a fraction of which the numerator shall be the product of (a) the Current Market Price per share of Common Stock as of the Corporation Expiration Time and (b) the number of shares of Common Stock outstanding (including any tendered shares but excluding treasury shares, if any) as of the Corporation Expiration Time less the number of all shares validly tendered and not withdrawn as of the Corporation Expiration Time (the shares deemed so accepted up to any such maximum, being referred to as the "Corporation Purchased Shares") and the denominator of which shall be equal to (x) the product of (1) the Current Market Price per share of Common Stock on the date of the Corporation Expiration Time and (2) the number of shares of Common Stock outstanding (including any tendered shares but excluding treasury shares, if any) on the date of the Corporation Expiration Time less (y) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the transactions described in clauses (i), (ii) and (iii) above (assuming in the case of clause (i) the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Corporation Purchased Shares), such adjustment to become effective at the opening of business on the date following the date of the Corporation Expiration Time.

                  (i) In case of a tender or exchange offer made by a person other than the corporation or any subsidiary of the corporation for an amount which increases the offeror's ownership of Common Stock by more than 25% of the Common Stock outstanding (excluding treasury shares, if any) and shall involve the payment by such person of consideration per share of Common Stock having a fair market value (as determined by the Board of Directors of the corporation in good faith, whose determination shall be conclusive if made in good faith and shall be described in a statement provided to all registered holders of Preferred Stock) at the last time (the "Expiration Time") tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended) that exceeds the Current Market Price of the Common Stock on the Trading Day next succeeding the Expiration Time, and in which, as of the Expiration Time, the Board of Directors is recommending acceptance of the offer, the Conversion Ratio shall be increased so that the same shall equal the rate determined by multiplying the Conversion Ratio in effect immediately prior to the Expiration Time by a fraction of which the numerator shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares and excluding treasury shares, if any) on the Expiration Time and the Current Market Price of the Common Stock on the Trading Day next succeeding the Expiration Time, and the denominator shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares but excluding treasury shares, if any) on the Expiration Time multiplied by the Current Market Price of the Common Stock on the Trading Day next succeeding the Expiration Time, such increase to become effective immediately prior the opening of business on the day following the Expiration Time. In the event that such person is obligated to purchase shares pursuant to any such tender or exchange offer, but such person is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Ratio shall again be adjusted to the Conversion Ratio which would be in effect if such tender or exchange offer had not been made. Notwithstanding the foregoing, the adjustment described in this subsection (i) shall not be made if, as of the Expiration Time, the offering documents with respect to such offer disclose a plan or intention to cause the corporation to engage in a consolidation or merger of the corporation or a sale of all or substantially all of the assets of the corporation.

                  (j) For purposes of this Section 6, the "Current Market Price" per share of Common Stock of the corporation at any date shall be deemed to be equal to the average Closing Price of the Common Stock for the twenty (20) consecutive Trading Days ending on the second trading day prior to the date of determination. As used herein the "Closing Price" per share of Common Stock on any day shall mean the closing sales prices for such shares as reported in the Wall Street Journal's NYSE-Composite Transaction listing for such day (corrected for typographical errors), or if such shares are not reported in such listing, then the closing sales prices reported on the largest exchange (based on the aggregate dollar value of securities listed) on which such shares are listed, or if such shares are not listed or traded on any exchange, then the closing sales prices for such shares in the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotations System, or, if such price shall not be reported thereon, the average of the means between the closing bid and asked prices so reported, or, if such prices shall not be reported thereon, as the same shall be reported by the National Quotation Bureau Incorporated, or, in all other cases, the market value of the Common Stock on such date as determined by a recognized independent investment banking firm retained for this service by the corporation. A "Trading Day" means a day on which the Common Stock (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

                  (k) No adjustment otherwise required in the Conversion Ratio shall be required unless such adjustment would require an increase or decrease of at least 1% in such ratio; provided, however, that any adjustment which by reason of this subsection (k) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6 shall be made to the nearest 1/100th of a share.

                  (l) If an adjustment is made to the Conversion Ratio pursuant to subsections (e), (f), (g), (h) or (i), an adjustment shall also be made to the Applicable Market Value solely to determine which of clauses (1), (2) or (3) of the definition of Conversion Ratio in subsection (a) shall apply on the Conversion Date or the applicable Change of Control Early Conversion Date, as the case may be. Such adjustment shall be made by multiplying the Applicable Market Value by a fraction of which the numerator shall be the Conversion Ratio immediately after such adjustment pursuant to subsections (e), (f),
         (g), (h) or (i) and the denominator shall be the Conversion Ratio immediately before such adjustment; provided, however, that if such adjustment to the Conversion Ratio is required to be made pursuant to the occurrence of any of the events contemplated by subsections (e),
         (f), (g), (h) or (i) during the period taken into consideration for determining the Applicable Market Value, appropriate and customary adjustments shall be made to the Conversion Ratio.

                  (m) Whenever the Conversion Ratio is adjusted, as herein provided, the corporation shall promptly mail to each registered holder of Preferred Stock a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment. The Conversion Ratio as most recently adjusted pursuant to this Section 6 shall then apply to the conversion of Preferred Stock pursuant to subsections (a), (b) or (c) of this
         Section 6.

                  (n) For the purposes of this Section 6 the term "Common Stock" shall mean (i) the class of stock designated as the Common Stock of the corporation at the date of this certificate, or (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value or from par value to no par value, or from no par value to par value. Unless the context otherwise specifies or requires, all references in this certificate to "Common Stock" include the Common Stock and the Preference Share Purchase Rights trading therewith. As used herein, all references to "Preference Share Purchase Rights" in this certificate shall mean the Preference Share Purchase Rights issued pursuant to that certain Rights Agreement, dated as of July 17, 1997, between the corporation and Computershare Investors Services L.L.C., as Rights Agent, as the same may hereafter be amended or supplemented (the "Rights Agreement"), and any similar rights issued in exchange for, upon conversion of or in substitution for such Preference Share Purchase Rights. As used herein, all references to the term "Distribution Date" shall have the meaning set forth in the Rights Agreement or in any successor agreement pertaining to any similar rights issued in exchange for, upon conversion of or in substitution for the Preference Share Purchase Rights. In the event that at any time, as a result of an adjustment made pursuant to this Section 6, the holder of any Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the corporation other than shares of Common Stock, thereafter the number of such other shares so receivable upon conversion of any Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in subsections (a) to (m) inclusive above and subsections (o) and (p) below, and the provisions of said subsections
         (a) to (m) above and of subsections (o) and (p) below shall apply on like terms to any such other shares.

                  (o) No fractional shares or scrip representing fractional shares shall be issued upon the conversion of Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed by multiplying the aggregate number of shares of Preferred Stock so surrendered by the Conversion Ratio in effect at the time of conversion. If the conversion of any shares of Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the Current Market Price of the Common Stock as of the time of conversion shall be paid promptly to such holder in cash by the corporation. All shares of Preferred Stock delivered to the corporation pursuant to this Section 6 shall be imprinted with a legend indicating such conversion, and such converted shares shall be held by the corporation and restored to authorized but unissued shares of preferred stock of the Corporation.

                  (p) In case of (i) any consolidation or merger of the corporation with or into another entity (other than a merger or consolidation in which the corporation is the continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the corporation or another entity created for such transaction in which each share of Common Stock is converted into one share of common stock of such entity), (ii) any sale or transfer to another entity of the property of the corporation as an entirety or substantially as an entirety or (iii) any statutory exchange of securities of the corporation with another entity (other than in connection with a merger or acquisition) (any such event, a "Reorganization Event"), the Conversion Ratio shall be adjusted to provide that each holder of Preferred Stock shall receive upon conversion thereof, the kind and amount of securities, cash and other property (the "Event Consideration") receivable upon consummation of the Reorganization Event by a holder of one share of Common Stock multiplied by the Conversion Ratio, assuming such holder of Common Stock is not a person or entity with which the Corporation consolidated or into which the corporation merged or that merged into the corporation or to which such sale or transfer was made, as the case may be ("Constituent Person"), or an affiliate of a Constituent Person, and that such holder failed to exercise such holder's rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Reorganization Event (provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purpose of this subsection (p) the kind and amount of securities, cash and other property receivable upon such Reorganization Event by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). Following a Reorganization Event, the Applicable Market Value shall equal the value of the Event Consideration receivable in respect of one share of Common Stock, determined in the following manner: (i) for any Event Consideration consisting of cash, the amount of such cash; (ii) for any Event Consideration consisting of Marketable Common Stock, the average of the Closing Prices per share of such Marketable Common Stock on each of the twenty (20) consecutive Trading Days ending on the second Trading Day immediately preceding the Conversion Date or the applicable Change of Control Early Conversion Date, as the case may be; and (iii) for any Event Consideration consisting of securities or other property other than cash or Marketable Common Stock, an amount equal to the fair market value of such Event Consideration on the Conversion Date or the applicable Change of Control Early Conversion Date, as the case may be (as determined by the Board of Directors of the corporation in good faith, whose determination shall be conclusive if made in good faith and shall be described in a statement provided to all registered holders of Preferred Stock). "Marketable Common Stock" means any common equity securities listed on a U.S. national exchange or automated quotation system. In the event of and as a condition to such a Reorganization Event, the person or entity formed by such consolidation, merger or exchange shall expressly provide for (x) the rights of the Preferred Stock provided by this subsection (p), (y) adjustments to the Conversion Ratio for events subsequent to the effective date of such Reorganization Event that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6, and (z) such modifications to the definition of "Common Stock" and such other provisions hereof and of the Preferred Stock as shall be necessary to carry out the economic intent of this Certificate of Designations. This provision shall similarly apply to successive Reorganization Events.

                  (q) The issuance of certificates for shares of Common Stock upon the conversion of shares of Preferred Stock shall be made without charge to the converting stockholders for such certificates or for any tax in respect of the issuance of such certificates, and such certificates shall be issued in the respective names of, or in such names as may be directed by, the holders of the shares so converted; provided, however, that the corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares converted, and the corporation shall not be required to issue or deliver any such certificate unless and until the person or persons requesting the issuance thereof shall have paid to the corporation the amount of such tax or shall have established to the satisfaction of the corporation that such tax has been paid, and provided further, that the corporation shall not be required to pay or reimburse the holder for any income tax payable by such holder as a result of such issuance. Upon conversion of the Preferred Stock, the corporation may withhold the payment of dividends on Common Stock for the account of any holder who has not surrendered its certificate(s) of Preferred Stock until such time as such holder shall have done so.

                  (r)      In case:

                           (i) the corporation shall declare a dividend (or any other distribution) on the Common Stock other than Excluded Dividends; or

                           (ii) the corporation shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

                           (iii) the corporation shall authorize the granting to the holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

                           (iv) the approval of any stockholders of the corporation shall be required in connection with any reclassification of the Common Stock (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the corporation is a party, any sale or transfer of all or substantially all of the assets of the corporation or any statutory share exchange involving the Common Stock; or

                           (v) of the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the corporation;

         then the corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Preferred Stock, and shall cause to be mailed to the holders of record of the Preferred Stock, at their last addresses as they shall appear upon the stock books of the corporation, at least 10 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

                  (s) The corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, the full number of shares of Common Stock then issuable upon the conversion of all outstanding shares of Preferred Stock. For the purpose of this subsection (s), the full number of shares of Common Stock issuable upon the conversion of all outstanding shares of Preferred Stock shall be computed as if at the time of computation of such number of shares of Common Stock, all outstanding shares of Preferred Stock were held by a single holder. The corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all shares of Preferred Stock at the time outstanding.

8. Sinking Fund. The Preferred Stock shall not be entitled to any mandatory redemption or prepayment (except on liquidation, dissolution or winding up of the affairs of the corporation) or to the benefit of any sinking fund.

                  RESOLVED FURTHER, that, before the corporation shall issue any shares of the Preferred Stock, a certificate pursuant to Section 151 of the General Corporation Law of the State of Delaware, to be entitled a "Certificate of Designation," shall be made, executed, acknowledged, filed and recorded in accordance with the provisions of said Section 151; and that the proper officers of the corporation are hereby authorized and directed to do all acts and things which may be necessary or proper in their opinion to carry into effect the purposes and intent of this and the foregoing resolutions.

                  IN WITNESS WHEREOF, this Certificate of Designation has been made under the seal of the corporation and the hands of the undersigned, said John D. Gibbons, Executive Vice President and Chief Financial Officer, and said Jay D. Browning, Vice President and Corporate Secretary, respectively, of the corporation, this 30th day of June, 2003.

                                            /s/ John D. Gibbons
                                            ------------------------------------
                                            John D. Gibbons
                                            Executive Vice President and
                                            Chief Financial Officer

/s/ Jay Browning
---------------------------------------
Jay D. Browning
Vice President and Corporate Secretary